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                                                                    Exhibit 5.1

                                 August 4, 1997




Reptron Electronics, Inc.
14401 McCormick Drive
Tampa, Florida 33626

                 Re:      ___% Convertible Subordinated Notes due 2004

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-3 filed by Reptron Electronics, Inc. (the "Company") for the purpose of registering under the Securities Act of 1933 (the "Securities Act") up to $115,000,000 in aggregate principal amount of the Company's ___% Convertible Subordinated Notes due 2004 (the "Notes") and the shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of the Notes, pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company and Raymond James & Associates, Inc., Forum Capital Markets L.P. and Stephens Inc., as representatives of the Underwriters.

         In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company and other documents as we deemed it necessary to require as a basis for the opinions expressed below.

         On the basis of the foregoing, and having regard for legal consideration we deem relevant, it is our opinion that:

         1. The Notes proposed to be sold by the Company pursuant to the Underwriting Agreement have been duly authorized for issuance and, when: (a) the Registration Statement relating to the Notes shall have become effective under the Act and the Indenture between the Company and Reliance Trust Company, as indenture trustee (the "Indenture") shall have been qualified under the Trust Indenture Act of 1939, as amended; (b) the Indenture shall have been duly executed and delivered; (c) the Notes shall have been duly executed, authenticated and
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Reptron Electronics, Inc.
August 4, 1997
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delivered in accordance with the terms of the Indenture; and (d) the Company shall have received the purchase price for the Notes in accordance with the terms set forth in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company; and

         2. The Common Stock issuable upon conversion of the Notes has been duly authorized and reserved for issuance by the Company and, if and when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" contained in the prospectus filed as part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    HOLLAND & KNIGHT LLP


                                    By: /s/ ROBERT J. GRAMMIG
                                       --------------------------
                                             Robert J. Grammig